[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (THE "AGREEMENT") is entered into as of February 14, 2001 (the "EFFECTIVE DATE") between HESKA CORPORATION ("Heska"), a Delaware corporation and NOVARTIS ANIMAL HEALTH CANADA, INC. ("Novartis").

WHEREAS, Novartis wishes to purchase certain veterinary products from Heska for the purpose of distribution for resale in Canada.

THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS.

In this Agreement, including the Schedules hereto, the following words and expressions shall have the following meanings:

     "AFFILIATE" means, with respect to any entity, any other entity which is controlled by, in control of, or under common control with, such entity. For the purpose of this definition, "control" of an entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "BASE RATE" initially means for the FluAvert I.N. Vaccine. $[***] US per $ [***] Cdn, and for additional Products pursuant to SECTION 6.2, the average exchange rate of Canadian Dollar to United States Dollar for the [
                             ***                                  ] by Novartis
in Canada.  The Base Rate shall be adjusted pursuant to SECTION 4.2.

     "COMMERCIAL RELEASE" means, with respect to a Product, that such Product has been approved for marketing in Canada by all applicable regulatory authorities.

     "COMPETITIVE PRODUCT" means any product (other than a Product) which has any of the same diagnostic or therapeutic applications as any Product.

     "INITIAL PERIOD" has the meaning given to such term in SECTION 2.4(A).

     "MARKETING PLAN" has the meaning given to such term in SECTION 2.4(A).

     "MINIMUM EXPIRATION DATE" means, for each Product, the minimum amount of time from the scheduled shipment date of any such Product unit to the stated expiration date of such unit which Heska agrees to provide under SECTION 3.4. The Minimum Expiration Date for each Product shall be specified pursuant to
SECTION 3.4.

     "MINIMUM PURCHASE REQUIREMENT" means, for each Product, the number of units as set forth on Schedule A, which Novartis is required to purchase in each Calendar Year. This shall be prorated for partial year periods.

     "PARTY" means Heska and/or Novartis.

     "PERIOD" means each of the Initial Period and each calendar year thereafter.

     "PRICE" has the meaning given to such term in SECTION 4.1.

     "PRODUCT SCHEDULE" has the meaning given to such term in SECTION 2.4(A).

     "PRODUCTS" means Heska's Flu Avert(TM) I.N. Vaccine. The Parties may revise (definition of Products pursuant to SECTIONS 6 AND 12.2.


*** Confidential Treatment Requested

     "TERM" means the period commencing on the date hereof and, unless terminated in accordance with SECTION 12, continuing to December 31, 2006 and shall be automatically renewed for additional successive one (1) year terms unless either Party provides written notification to the other Party of its intention not to renew at least six (6) months prior to the termination date.

2.   DISTRIBUTOR APPOINTMENT.

     2.1 Appointment. Subject to the terms and conditions set out in this Agreement, Heska hereby appoints Novartis as its exclusive distributor in Canada during the Term to promote, market and sell the Products for use by veterinarians.

     2.2 No Sales Outside Canada. Other than pursuant to other distribution agreements for other territories with Heska, Novartis shall not
(a) seek customers outside of Canada, (b) establish distribution points outside of Canada, nor (c) sell the Products to any distributor or reseller which Novartis reasonably understands will sell the Products outside of Canada.

     2.3 No Limit on Price. Notwithstanding SECTION 2.4, Novartis has the unrestricted right to unilaterally determine the prices at which it resells the Products which it purchases hereunder. No Heska representative has the authority to require or suggest that Novartis charge a particular resale price for the Products which it purchases hereunder.

     2.4  Initial Marketing Plan; Product Schedule.

          (a) Initial Period. At least six months prior to the projected Commercial Release of each Product (or, if later, on or prior to the date on which such Product becomes a Product hereunder), Novartis will provide to Heska. a draft marketing plan (the "MARKETING PLAN") for such Product for the remainder of the initial calendar year and, if less than nine months remains in such calendar year, the next succeeding calendar year (the "INITIAL PERIOD"). The Marketing Plan shall specify in reasonable detail Novartis' marketing plans for such Product and shall include for the Initial Period Novartis' anticipated sales price of the Product and goals for the Product based on its good faith sales estimates. In addition, the Parties will finalize any remaining terms for such Product on SCHEDULE A (a "PRODUCT SCHEDULE").

          (b) Subsequent Periods. For each Period after the Initial Period, Novartis will provide to Heska a revised Marketing Plan. Each such plan shall be delivered by November 1 of the year prior to the start of such Period.

     2.5 Competitive Products. Novartis hereby represents and agrees that neither it nor any of its Affiliates sell nor will sell during the Term, any Competitive Products in Canada. This representation will be deemed restated as of the date any item becomes a Product as provided in SECTION 6.2.

3.   SALES.

     3.1 Orders. Novartis shall place orders for Products consistent with the binding portion of the forecasts as set forth in SECTION 5.4. All orders shall be initiated by written purchase order to Heska. Orders shall not be binding upon Heska unless and until expressly accepted by Heska in writing or by shipping Product in accordance with the order. Heska shall endeavor to accept or reject all orders within five (5) business days of receipt. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order.

     3.2 Shipping. Anticipated shipment dates shall be as specified in Heska's written acceptance of the order. Heska shall use its commercially reasonable efforts to meet acknowledged shipment dates; however, Heska shall not be liable for any damages resulting from its failure to meet such shipment dates, even if Heska has been advised of the possibility of such damages. Novartis shall select the common carrier and method of shipment. Novartis shall be responsible for arranging the exporting and importing of all Products ordered under this Agreement. Risk of loss or damage shall pass to Novartis on delivery of the Products by Heska to a common carrier. All Products in each order may be shipped only to a single destination.

     3.3 Cancellation/Rescheduling. Novartis may not cancel purchase orders for Products which have been formally accepted by Heska. Novartis shall be entitled to reschedule an accepted purchase order one time without penalty; provided that such rescheduling is requested at least fifteen (15) days prior to the scheduled shipment date and the purchase order is rescheduled to a date no more than thirty (30) days beyond the originally scheduled shipment date.

     3.4 Minimum Expiration Date. Heska agrees that the stated expiration date of each Product shall be at least the respective Minimum Expiration Date after the scheduled shipment date of the related order. The Minimum Expiration Date for each Product is indicated in Schedule A. If any order is rescheduled by Novartis such commitment regarding the Minimum Expiration Date shall be based on the original scheduled shipment date, not the rescheduled date. Heska shall use its best efforts to ship the most recent lot of Product to Novartis.

     3.5 Rejection of Products. A Product shall be deemed accepted if not rejected within thirty (30) days after receipt by Novartis or, if earlier, shipment by Novartis to its customer. The sole basis for rejection shall be the failure of the product to conform to the Technical Specifications as set forth in Schedule A. Heska shall replace such a defective product, at Heska's cost, with equivalent unit(s) of the same Product and shall reimburse Novartis for reasonable costs realized by Novartis for destroying defective product.

4.   PRICES AND PAYMENT.

     4.1  Prices.  Prices for each Product shall be as set forth in Schedule
A.

     4.2  Adjustments.

          (a) With respect to any Product, if at any time after the first full calendar year of sales of the Product in Canada, the Average Rate (defined below) differs from the then current Base Rate by more than 10 % then the Price for such Product shall be adjusted. Under such adjustment, the Price shall be the Original Dollar Price (defined below) for such Product converted into Canadian Dollars using such Average Rate. Following such adjustment, such Average Rate shall become the Base Rate for all future calculations and all Product Schedules will be appropriately adjusted. "AVERAGE RATE" means the exchange rate of Canadian dollars to United States dollars averaged over a 3 month period. "ORIGINAL DOLLAR PRICE" shall mean the Price for such Product (prior to adjustment) expressed in United States dollars using the Base Rate (prior to adjustment) as the rate of exchange.

          (b) With respect to any Product, after the first full calendar year of sales of the Product in Canada, Heska can implement an annual price increase/decrease equal to the percentage increase/decrease in its documented manufacturing costs over then prevailing prices. Heska shall provide notice to Novartis of such price increase/decrease no later than November 30 with respect to an increase/decrease for the following year. In no case shall price increases be higher than the Canadian Consumer Price Index (CPI).

     4.3 Prices. The Prices are FOB, Diamond Animal Health, Des Moines, Iowa. The Prices do not include the costs of shipping and insurance and sales, use, VAT, excise, withholding or similar taxes, all of which shall be the obligation of Novartis.

     4.4 Payment. Payment for Products shall be due in full thirty (30) days from the receipt of goods by Novartis. All payments hereunder shall be made in immediately available funds in Canadian dollars by wire transfer to the account from time to time specified by Heska. Amounts not paid when due are subject to a monthly charge at the rate of one and one-half percent (1-1/2%) per month, or the maximum rate permitted by law whichever is less.

5.   NOVARTIS OBLIGATIONS.

     5.1 Sales and Product Support. Novartis agrees to use reasonable commercial efforts to develop, promote, support and sell the Products in Canada. Such activities shall include, but are not limited to, (a) development of marketing support materials such as sales brochures, journal advertisements, sales aids, technical bulletins, slide presentations and other related supportive documentation, Heska to provide to Novartis one printed and one electronic copy of all USA advertising and support materials including slides, CD Roms , films etc. (b) ensuring sales personnel detail the Products to distributors, veterinarians and other interested parties, (c) organizing and sponsoring seminars and meetings with distributors, veterinarians and other interested parties, (d) actively participating in trade shows, including prominently displaying and promoting the Products, and (e) other activities deemed appropriate for the commercial success of the Products. Heska will provide Novartis personnel, at no charge, reasonable amounts of training regarding the Products at Novartis's Sales meeting at one location in Canada. Novartis will maintain throughout Canada customer service phone support for the Products for its distributors and veterinarians. Heska will provide back-up telephone customer support only to Novartis. Novartis shall contact Heska immediately regarding any material complaints or reports of material adverse experiences regarding use of the Products.

     5.2 Approvals. No later than promptly following the Effective Date, Novartis will inform Heska of any legal, administrative or regulatory requirements in Canada with which Heska or Novartis must or should comply in connection with this Agreement or the performance by Novartis of the marketing or distribution of any Product (collectively, the "APPROVALS"). Novartis will comply with all applicable laws in connection with performing its rights and obligations under this Agreement, including obtaining, prior to offering and reselling any Product, all applicable Approvals required for import, storage, distribution, and sales (Application for permit to import Veterinary Biologics into Canada, CFIA-1493). Novartis will maintain the Import Approvals throughout the Term at its own expense. Heska will provide, at no cost to Novartis, reasonable assistance in connection with obtaining the Approvals, including providing Novartis such data, samples and other information and materials as are in Heska's possession. Novartis will periodically, and in any event promptly following Heska's request, provide Heska reasonable information regarding the status of all Approvals. Heska will be responsible for providing to the Canadian Food Inspection Agency all information required from the manufacturer of the products including labeling provided by Novartis (Veterinary Biologics Information Form, CFIA-1503). Heska shall notify Novartis of any U.S. regulatory changes that significantly impact any of the Products.

     5.3 Inventory and Sales Reports. Novartis will furnish to Heska inventory and sales reports by the 10th day of the month following each calendar quarter. Such inventory reports will include, at a minimum, with respect to all inventory on hand at the end of the prior calendar quarter:
Product number, quantity, and expiration dates. Such sales reports will include, at a minimum, with respect to sales made during the prior calendar quarter: Product number, quantity and Novartis' weighted average sales price and the range of sales prices.

     5.4 Forecasts. At least six months prior to the calendar quarter in which Commercial Release of the first Product is projected to occur and, thereafter, at least sixty days prior to the beginning of each calendar quarter, Novartis will furnish Heska with a forecast of Novartis' projected Product requirements for the next succeeding 4 calendar quarters. Each such forecast shall be binding on Novartis only if covered by the applicable purchase order (Section 3) for the first calendar quarter of such forecasted period. Each such forecast will specify the projected requirements for each Product by month, except that it shall be broken out by requested shipping dates for the first calendar quarter of such forecast.

     5.5 Approval of Promotional Materials. Novartis will submit to Heska for approval prior to use copies (with translations) of all new advertisements and other promotional materials, including catalog descriptions, involving the Products prepared by or for Novartis in connection with the Products. If Heska fails to reject such materials within two weeks of receipt, then Heska will be deemed to have approved such materials.

     5.6 Certain Practices. Novartis agrees to not directly or indirectly offer, pay, promise to pay, or authorize the payment of money or anything of value to any governmental official or representative for the purpose of influencing such persons' decisions or actions regarding the Products.

     5.7 No Modifications to Product. Unless otherwise agreed by Heska in writing, Novartis will not (a) sell Products other than in original, unmodified, and unused condition, (b) remove, obscure or modify any label or other indication of patent, any trademark or other intellectual property rights on the Products, (c) add any label or mark to any Product, nor (d) promote any Product under any name or mark other than the names and trademarks provided by Heska.

     5.8 Minimum Purchase Requirement. Novartis shall purchase the Minimum Purchase Requirement with respect to each Product for each applicable period as set out in Schedule A which may be modified at least thirty (30) days prior to the upcoming calendar year upon mutual agreement of the Parties.

6.   PRODUCT DISCONTINUANCE; NEW PRODUCTS.

     6.1 Product Discontinuance. Heska shall have the right, without liability to Novartis, to discontinue the manufacture or sale in Canada of any Product covered by this Agreement. Heska shall endeavor to notify Novartis as soon as practicable prior to such discontinuance no later than sixty (60) days prior to discontinuance.

     6.2 New Products. Heska agrees that from time to time it may offer Novartis the first right to purchase for resale in Canada, other Heska drug, vaccine and point of care diagnostic products, except for any such product(s) for which Heska has identified a worldwide (with the possible exception of the United States) partner. Such purchase right shall be on the terms set forth in this Agreement as modified in writing by the Parties. Upon agreement, the affected product shall become a Product hereunder and the Parties shall complete and execute a Product Schedule for such Product. Heska and Novartis further agree to complete and execute a Product Schedule for Solo Step(TM) CH Cassettes, Solo Step(TM) CH Batch Test Strips, and Heska's IgE point of care screen ("Pending New Products") within one hundred twenty (120) days of the Effective Date of this Agreement. Should such a Product Schedule for any of these Pending New Products not be executed within such one hundred twenty (120) day period then Heska shall have the right to offer any such Pending New Product to any third party, but at substantially no better terms than were offered to Novartis, unless Novartis declines such terms.

7.   INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION.

     7.1 Indemnity. Heska will defend, at its own expense, any claim, suit or proceeding brought against Novartis to the extent it is based upon a claim that any Product sold pursuant to this Agreement infringes upon any presently issued patent, or misappropriates any trade secret, of any third party. Novartis agrees that it shall promptly notify Heska in writing of any such claim or action and give Heska full information and assistance in connection therewith. Heska shall have the sole right to control the defense of any such claim or action and the sole right to settle or compromise any such claim or action. If Novartis complies with the provisions hereof, Heska will pay all damages, costs and expenses finally awarded to third parties against Novartis in such action. If a Product is, or in Heska's opinion might be, held to infringe as set forth above, Heska may, at its option replace or modify such Product so as to avoid infringement, or procure the right for Novartis to continue the use and resale of such Product. If neither of such alternatives is, in Heska's opinion, commercially reasonable, the infringing Product shall be returned to Heska and Heska's sole liability, in addition to its obligation to reimburse awarded damages, costs and expenses as set forth above, shall be to refund the amounts paid to Heska for such Products by Novartis.

     7.2 Limitations. Heska will have no liability for any claim of infringement arising as a result of Novartis' use or sale of a Product in combination with any items not supplied by Heska or any modification of a Product by Novartis or third parties.

     7.3 Entire Liability. THE FOREGOING STATES THE ENTIRE LIABILITY OF HESKA TO NOVARTIS OR ANY PURCHASER OF PRODUCTS CONCERNING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT, COPYRIGHT, TRADEMARK AND TRADE SECRET RIGHTS.

8.   SUITABILITY/LIABILITY.

     8.1 Express Remedies. The express remedies set forth in this Agreement are in lieu of all obligations or liabilities on the part of Heska for damages resulting from breach of warranty, breach of contract, negligence or on any other legal theory.

     8.2 No Consequential Damages, Etc. IN NO EVENT SHALL HESKA BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, NOR WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY OTHER SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY REPRESENTATION OR WARRANTY HEREUNDER, OR RESULTING FROM THE SALE OF PRODUCTS OR SERVICES BY NOVARTIS OR RESALE OR USE BY ANY DISTRIBUTOR, END-USER OR TRANSFEREE OF SUCH PRODUCTS. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. The limitations in this section shall not limit the obligations of the Parties under Sections 7, 8.4, 8.5 AND 11 of this Agreement.

     8.3 No Prospective Profits. Each of Heska and Novartis acknowledges that it is acting independently in connection with any actions taken in connection with this Agreement, including any investments in personnel, facilities, and marketing activities undertaken hereunder, and is not relying on any express or implied representation or promise from the other that this Agreement will continue beyond the Term or will not be terminated in accordance with its terms. As a result, neither Heska nor Novartis shall, by reason of the termination of this Agreement under any circumstances be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments, in connection with the business or goodwill of Heska or Novartis, or otherwise.

     8.4 General Indemnity by Heska. Heska will defend, at its own expense, any claim, suit or proceeding brought against Novartis to the extent it is based upon a claim that any Product sold pursuant to this Agreement is defective. Novartis agrees that it shall promptly notify Heska in writing of any such claim or action and give Heska full information and assistance in connection therewith. Heska shall have the sole right to control the defense of any such claim or action and the sole right to settle or compromise any such claim or action. If Novartis complies with the provisions hereof, Heska will pay all damages, costs and expenses finally awarded to third parties against Novartis in such action. If any Product unit is, or in Heska's opinion might be, defective, Heska may, at its option, replace such unit or request the return of such unit and refund the amount paid for such unit by Novartis. Heska shall have no liability hereunder to the extent any such defect was caused by Novartis' or its employees' acts or omissions.

     8.5 General Indemnity by Novartis. Novartis agrees to indemnify and hold Heska harmless from and against all damages, costs and expenses arising with respect to the sale, distribution or use of any Product, to the extent caused by any act or omission by Novartis. Without limiting the generality of the foregoing, Novartis agrees to indemnify and hold Heska harmless from and against all damages, costs and expenses to the extent caused by Novartis' sale of any Product in violation of any regulatory requirements in Canada or into any jurisdiction outside of Canada.

9.   TRADEMARKS.

     9.1 Limited Trademark License. Subject to the next succeeding sentence, Heska grants to Novartis a limited license to use during the Term, for proper purposes in connection with the promotion and sale of the Products on a non-exclusive basis, Heska's name and logo and the other trademarks used by Heska from time to time with respect to the Products (collectively, the "TRADEMARKS").

     9.2 Novartis's Use. Novartis's use of the Trademarks shall be in accordance with applicable trademark law and Heska's policies regarding advertising and trademark usage as established and amended from time to time. Novartis shall include all applicable Trademarks in any literature, promotional materials or advertising which it produces or distributes concerning the Products. Novartis will not use any such Trademarks other than with respect to the direct promotion of the Products.

     9.3 Ownership of Trademarks. Novartis agrees that the Trademarks are and will remain the sole property of Heska and agrees not to do anything inconsistent with that ownership or to contest ownership of the Trademarks. Novartis agrees to always identify the Trademarks as being the property of Heska. Novartis also agrees that all use of the Trademarks by Novartis will inure to the benefit of, and be on behalf of, Heska.

10.  PRODUCT MATERIALS; WARRANTY; MANUFACTURING QUALITY; DEFECTIVE BATCH.

     10.1 Product Materials. Novartis may not make any representations or warranties regarding a Product in addition to or different from those specified by Heska in the applicable Product documentation and any representations or warranties made by Novartis with respect to the Products shall contain the same limitations and disclaimers as are included by Heska in such documentation.

     10.2 Exclusive Warranty. HESKA HEREBY REPRESENTS AND WARRANTS THAT EACH PRODUCT WILL MEET ITS RESPECTIVE SPECIFICATIONS SET FORTH IN THE APPLICABLE PRODUCT SCHEDULE IN ALL MATERIAL RESPECTS. SUCH WARRANTY IS IN LIEU OF, AND HESKA DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, OR ARISING FROM THE COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE.

     10.3 Manufacturing Quality; Defective Batch. The Products sold to Novartis will be manufactured by Heska using the same quality assurance procedures as it uses for Product units sold directly by Heska outside of Canada. If Heska confirms that any Product unit contains any material defect which, based on the nature of the defect, is reasonably likely to be present in other Product units from the same batch, then Heska shall exchange such defective units at Heska's expense, for other units of the same Product and shall reimburse Novartis for reasonable costs realized by Novartis for destroying defective product.

11.  CONFIDENTIAL INFORMATION.

Neither Party shall use for any purpose, other than as contemplated by this Agreement, or divulge to any third party, any trade secrets, processes, techniques, designs, know how or other confidential information provided to such Party by the other. Notwithstanding the foregoing, these confidentiality provisions shall not apply to any information: (a) which is independently developed by the receiving Party or its Affiliates or lawfully received free of restriction from another source having the right to so furnish such information; (b) after it has become generally available to the public without breach of this Agreement by the receiving Party or its Affiliates; (c) which at the time of disclosure to the receiving Party was known to such Party or its Affiliates free of restriction; or (d) which and to the extent the receiving Party is required to disclose pursuant to law, regulations, or an order of a court of competent jurisdiction, provided that the disclosing Party shall have been afforded a reasonable opportunity to limit such disclosure. In addition to the above, subject to disclosure as required under the foregoing CLAUSE (D), the Parties shall maintain in confidence and not divulge to any third party the terms of this Agreement or any Product Schedule.

12.  TERMINATION PROVISIONS.

     12.1 Termination for Cause. Either Party shall have the right to terminate this Agreement prior to the end of the Term by notice immediately if:

          (a) Breach. The other Party commits any material breach of this Agreement which has not been remedied, or remedy has not been commenced, within ninety (90) days of notice thereof; or

          (b) Insolvency. The other Party enters into liquidation or reorganization, whether compulsory or voluntary, or has a receiver appointed as to all or a substantial part of its assets, or takes or suffers any similar action in consequence of debt.

     12.2 Termination Due to Failure to Make Minimum Purchases. Heska shall have the right to terminate this Agreement with respect to any Product if Novartis fails in any Period to achieve the Minimum Purchase Requirement for such Product in such Period (unless such failure is due to Heska's failure to deliver Products in accordance with accepted purchase orders).

     12.3 Effect of Termination as to Any Product. Upon termination of this Agreement as to any Product as provided in SECTION 12.2:

          (a) Termination of Licenses. Except as expressly provided in this SECTION 12, all rights and licenses granted to Novartis under this Agreement for such Product and the related Trademarks shall immediately terminate; provided, that, subject to Heska's rights under CLAUSE (B) below, Novartis may sell on a nonexclusive basis but otherwise on the terms set forth in this Agreement its remaining inventory of such Product for a period of up to ninety (90) days following the date of termination; and

          (b) Right to Purchase Inventory. Heska shall have the right (but not the obligation) on notice to Novartis from time to time to purchase from Novartis all or any portion of such Product in its inventory at the time of such termination for credit against outstanding invoices, or for cash refund to the extent there are no invoices then outstanding. Any credit or refund due Novartis for such Product shall be equal to the purchase price of the Product, less any discounts or credits previously received.

     12.4 Termination Due to Acquisition. Heska shall have the right to terminate this agreement upon three (3) months written notice to Novartis should Heska be acquired by a third party, in which case Heska will honor all purchase orders accepted as of the notice date which have not been filled, and Novartis shall be able to sell any Products in inventory or the subject of such purchase orders for a ninety (90) day period following such termination, provided, however, that Novartis shall pay royalties and render reports to Heska thereon in the manner specified herein.

     12.5 Effect of Termination of Agreement. Upon expiration or termination of this Agreement for any reason:

          (a) Termination of Licenses. Except as expressly provided in this SECTION 12, all rights and licenses granted to Novartis under this Agreement shall immediately terminate; provided, that, unless this Agreement is terminated by Heska, (i) Heska shall honor all accepted purchase orders providing for delivery within 30 days of the date of termination and for which Novartis pays in full prior to shipment, and (ii) Novartis may sell on a nonexclusive basis but otherwise on the terms set forth in this Agreement its remaining inventory of Products for a period of up to one hundred and eighty (180) days following the date of termination, subject to Heska's rights under CLAUSE (B) below;

          (b) Right to Purchase Inventory. Heska shall have the right (but not the obligation) on notice to Novartis from time to time to purchase from Novartis all or any portion of the Products in its inventory at the time of such expiration or termination for credit against outstanding invoices, or for cash refund to the extent there are no invoices then outstanding. Any credit or refund due Novartis for such Product shall be equal to the purchase price of the Product, less any discounts or credits previously received; and

          (c) Confidential Information. Each Party shall return all copies of the other Party's confidential information which remain in such Party's possession or under its control.

     12.6 Survival. The provisions of SECTIONS 1, 4, 7, 8, 10, 11, 12 AND 13 shall survive any termination or expiration of this Agreement.

13.  GENERAL.

     13.1 No Other Agreements. All previous agreements and arrangements (if any) made by Heska and Novartis and relating to the subject matter hereof are hereby superseded. This Agreement embodies the entire understanding of the Parties. There are no promises, terms, conditions or obligations, oral or written, express or implied, other than those contained in this Agreement. This Agreement shall supersede any provision of any purchase order submitted by Novartis for Products during the Term, notwithstanding any provision in such purchase order to the contrary. This Agreement may only be amended by a writing signed by the Parties.

     13.2 Notices. Any notice required to be given hereunder shall be in writing and may be given by facsimile transmission (confirmed by mail), personal delivery (including by professional courier), or mailing (by first class receipted prepaid mail) to the respective address or facsimile number set forth below, or to such other address or facsimile number as such Party may have notified the other pursuant to this Section. In the case of facsimile transmission or personal delivery, such notice shall be deemed to have been given upon the date of such transmission or delivery if delivered during normal business hours, otherwise it shall be deemed received the next business day. In the case of mailing, such notice shall be deemed to have been given seven days after such mailing.

Heska:                            Novartis:

Heska Corporation                 Novartis Animal Health Canada Inc
1613 Prospect Parkway             2233 Argentia Road, Suite 200 East
Fort Collins, CO 80525            Mississauga, Ontario L5N 2X7
Attn: Chief Executive Officer     Canada
Telephone: 970-493-7272           Attn: President
Telecopier: 970-484-9505
cc: Executive Vice President,
Intellectual Property and
Business Development

Telecopier: 970-491-9976

     13.3 Governing Law. The Parties hereby agree that their rights and obligations under this Agreement will not be governed by the United Nations Conventions on Contracts for the International Sale of Goods, the application of which is expressly excluded. Rather, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its provisions concerning the applicability of the laws of other jurisdictions.

     13.4 No Agency. Nothing in this Agreement or any other document or agreement between the Parties shall constitute or be deemed to constitute a partnership between the Parties. The relationship between Heska and Novartis shall be that of seller and buyer. Novartis, its officers, agents and employees, shall under no circumstances be considered the agents, employees or representatives of Heska. Neither Party shall have the right to enter into any contracts or binding commitments in the name of or on behalf of the other Party in any respect whatsoever.

     13.5 Assignment. Neither party may assign any of its rights or obligations hereunder, whether voluntarily or by operation of law, without the prior written consent of the other party (which may not be withheld unreasonably, except that either Party may make such assignment to a partner, subsidiary or entity otherwise controlling, controlled by or under control with such Party, or to an entity acquiring all or substantially all relevant assets of a Party to which this Agreement pertains. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Parties.

     13.6 Construction. This Agreement is the result of negotiations among, and has been reviewed by, Heska and Novartis and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each Party hereto, and no ambiguity shall be construed in favor of or against Heska or Novartis.

     13.7 Headings; Plural Terms; Other Interpretive Provisions. Headings and captions used to introduce Sections of this Agreement are only for convenience and have no legal significance. All terms defined in this Agreement or any exhibit in the singular form shall have comparable meanings when used in the plural form and vice versa. References in this Agreement to "Recitals," "Sections" and "Schedules" are to recitals, sections and schedules herein and hereto unless otherwise indicated. The words "include" and "including" and words of similar import when used in this Agreement or in any exhibit shall not be construed to be limiting or exclusive. The word "or" when used in this Agreement or in any schedule shall mean either or both.

     13.8 Force Maieure Events. Neither Party shall be liable for any failure to perform any of its obligations hereunder (other than the payment of money) which results from an act of God, the elements, fire, flood, component shortages, a force majeure event, riot, insurrection, industrial dispute, accident, war, embargoes, legal restrictions or any other cause beyond the control of the Party.

     13.9 Attorneys' Fees. In any litigation, arbitration or court proceeding between the Parties with respect to this Agreement, the prevailing Party shall be entitled to recover, in addition to any other amounts awarded, attorneys' fees and all costs of proceedings incurred in enforcing this Agreement.

     13.10 Arbitration. If a dispute or disagreement (a "DISPUTE") arises between the Parties in connection with this Agreement, then the Dispute will be finally settled by binding arbitration to be conducted in English in not sure why this is proposed ... suggest Chicago under the International Chamber of Commerce Rules of Conciliation and Arbitration then prevailing by one arbitrator appointed in accordance with those rules. The arbitrator shall be chosen from a panel of arbitrators knowledgeable in the companion animal health care industry. The arbitrator will apply the law specified in SECTION 13.3 to the merits of the Dispute. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.

Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may grant permanent injunctions or other relief in such dispute or claim; provided that the arbitrator may not grant licenses to any intellectual property owned by either Party nor may the arbitrator award punitive damages. Notwithstanding the foregoing, without breach of this arbitration provision either Party may apply to any appropriate court for temporary injunctive relief.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective
Date.

HESKA CORPORATION                      NOVARTIS ANIMAL HEALTH CANADA, INC.

By:  /s/ CAROL TALKINGTON VERSER       By:  /s/ BYRON E. BEELER
   -------------------------------        -----------------------
Name: Carol Talkington Verser, Ph.D.   Name:  Byron E. Beeler
Title:  Executive Vice President,              Title: President
Intellectual Property and Business
Development
                                       By:  /s/ DR. VIC PARKS
                                          -----------------------
                                       Name:  Dr. Vic Parks
                                       Title:  VP, Companion Animal Business





                                   SCHEDULE A
                                       TO
                        EXCLUSIVE DISTRIBUTION AGREEMENT

                                 PRODUCT SCHEDULE

This Product Schedule shall apply to the Period commencing February 14, 2001. Heska and Novartis hereby agree that until revised, the following terms shall apply to the specified Product and shall supercede all prior Product Schedules for such Product:

A. PRODUCT: Flu Avert(TM) I.N. Vaccine

PRICE: $[***] CANADIAN FOR 1OX PACKAGE ("UNIT"), FOB, DIAMOND ANIMAL HEALTH, DES MOINES, IOWA

ORIGINAL US $ PRICE (SEE 4.2): $ [*** ] US


MIN. PURCHASE REQUIREMENT:

FIRST (1ST) YEAR                        [*** ] UNITS

SECOND (2ND) AND SUBSEQUENT YEARS       [*** ] UNITS

PRODUCT INFORMATION:

Technical Specifications:

     Clear plastic tray with ten (10) one-dose (1-dose) vials of lyophilized Equine Influenza Vaccine; ten (10) one-dose (1-dose) vials containing one milliliter (1 ml) of liquid diluent and 10 nasal applicators. Tray will have clear plastic lid with printed card label.

Product Packaging:

     Finished trays are shrink-wrapped. All trays are placed in corregated overshippers and will be shipped within coolers or refrigerated trucks.

Minimum Expiration Date:

     Twelve (12) months from shipment date; eighteen (18) months from manufacture date.

*** Confidential Treatment Requested

                               AMENDMENT NO. 1 TO
                        EXCLUSIVE DISTRIBUTION AGREEMENT

This Amendment No. I modifies the Exclusive Distribution Agreement dated February 14, 2001, between Heska Corporation and Novartis Animal Health Canada, Inc. ("Original Agreement").

1. Product Discontinuance; New Products: Section 6.2 New Products, of the Original Agreement is hereby modified to extend the date to complete and execute a Product Schedule for Solo Step CH Cassettes, Solo Step(TM) CH Batch Test Strips and Heska's IgE point of care screen ("Pending New Products") from June 14, 2001 to October 14, 2001.

2. No Other Changes. Except as expressly modified by this Amendment, all provisions of the Original Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representatives of the parties.

SIGNED:

Heska Corporation                            Novartis Animal Health Canada, Inc.

By:  /s/ CAROL TALKINGTON VERSER             By:  /s/ BYRON E. BEELER
   -----------------------------                --------------------------
Name:  Carol Talkington Verser, Ph.D.        Name:  Byron E. Beeler
Title: Executive Vice President,
       Intellectual Title:  President
       Property and Business Development

Date:  July 5, 2001                          Date:  June 25, 2001


                                        By:  /s/ DR. VIC PARKS
                                           -------------------------
                                        Name:  Dr. Vic Parks
                                        Title: VP, Companion Animal Business